Exhibit 10.63

Agreement on Loyalty Program (PayPay Step)

PayPay Corporation (“PayPay”) and Yahoo! Japan Corporation (“Yahoo”) enter into the following agreement (this “Agreement”).

Article 1 Definitions

The following terms are defined as follows in this Agreement.

(1)	“PayPay Service” means the settlement service provided by PayPay that enables Customers to pay the price of goods, etc. by presenting a bar code.

(2)

“PayPay Bonus” means the free prepaid payment instrument issued by PayPay pursuant to the terms of use established by PayPay (if the name of that instrument is changed, the instrument under the new name).

(3)	“Yahoo Services” means services provided by Yahoo under the ”Yahoo!” and “Yahoo Japan Corporation” marks or another service mark, logo, trademark, trade name, copyright mark or other mark.

(4)	“PayPay Step” means a loyalty program that grants rewards in accordance with the status of use of the services provided by group companies of the non-party Z Holdings Corporation.

(5)

“Yahoo Shopping” means, collectively, the e-commerce service provided by Yahoo under the name “Yahoo! Shopping and the e-commerce service provided by the non-party ASKUL Corporation under the name “LOHACO.” It does not include PayPay Mall, defined in the following item.

(6)	“PayPay Mall” means the service provided by Yahoo at the domain “paypaymall.yahoo.co.jp” under the name “PayPay Mall.”

(7)	“Yahoo Premium” means the paid membership provided by Yahoo that enables customers to use specific services designated by Yahoo through membership registration.

(8)	“Yahoo Premium Customer” means a customer entitled to use Yahoo Premium.

(9)	“Yahoo! JAPAN ID” means the identification number that Yahoo grants to customers that use services provided by or in association with Yahoo.

(10)	“PayPay Account” means the identification number granted by PayPay to customers that use PayPay’s service.

(11)	“Eligible User” means a person that is able to receive rewards under PayPay Step pursuant to the provisions of Article 3.

(12)	“Unauthorized User” means a user of the PayPay Service that PayPay determines to be unauthorized.

Article 2 Purpose

PayPay and Yahoo enter into this Agreement in order to consolidate PayPay Step and establish the necessary matters for the joint operation of PayPay Step, which the parties formerly operated separately, PayPay for the purpose of expanding the customers and improving the convenience of the PayPay Service, and Yahoo to increase the transaction volume of the Yahoo Services, secure new customers, and improve convenience for existing customers.

Article 3 Content of PayPay Step, etc.

1.	PayPay and Yahoo agree to implement the following measures as PayPay Step. Details shall be established by written agreement (including email) following separate consultation between both parties.

Name of Reward	Outline of Measure
Reward 1 (“PayPay Payment Reward”)	A measure to grant PayPay Bonus to customers that settle payments with PayPay merchants using the PayPay Service, at a specified rate in proportion with the amount paid, in accordance with the number and amount of payments on the PayPay Service.

Reward 2 (“Commerce Use Reward”)	A measure to grant PayPay Bonus to customers that settle payments with Yahoo Shopping or PayPay Mall, etc. using the PayPay Service, at a specified rate in proportion with the amount paid, in accordance with the status of use of commerce services specified by Yahoo (including the Yahoo Services).

Reward 3 (“Premium Reward”)	A measure to grant PayPay Bonus to customers that settle payments with Yahoo Shopping or PayPay Mall, etc. using the PayPay Service, etc. after becoming a Yahoo Premium Customer, at a specified rate in proportion with the amount paid.

Reward 4 (“ID Association Reward”)	A measure to grant PayPay Bonus to customers that settle payments with Yahoo Shopping or PayPay Mall, etc. using the PayPay Service, etc. after associating their Yahoo! JAPAN ID with their PayPay Account, at a specified rate in proportion with the amount paid.

Reward 5 (“Full Achievement Reward (Online Plus)”)	A measure to grant PayPay Bonus to customers that settle payments with PayPay Service merchants using the PayPay Service, at a specified rate in proportion with the amount paid (0.5% at the time of execution of this Agreement), subject to all of the conditions of Rewards 1 through 4 being met.

Reward 6 (“Full Achievement Reward (Online Only)”)	A measure to grant PayPay Bonus to customers that settle payments with Yahoo Shopping and PayPay Mall, at a specified rate in proportion with the amount paid, subject to all of the conditions of Rewards 1 through 4 being met.

2.	PayPay and Yahoo agree that the provider specified in each of the following items shall provide the rewards specified in each of the following items.

(1)	PayPay Payment Reward and Full Achievement Reward (Online Plus) (collectively “PayPay Rewards”): Provided by PayPay

(2)	Commerce Use Reward, Premium Reward, ID Association Reward and Full Achievement Reward (Online Only) (collectively “Yahoo Rewards”): Provided by Yahoo

3.

If PayPay and Yahoo intend to alter the content of Paragraph 1, they must agree in writing following separate consultation between the parties. For the avoidance of doubt, the alteration of the proportion of the amount paid to be granted in PayPay Bonus for the Full Achievement Reward (Online Plus) requires written agreement following separate consultation between the parties when changing the content of Paragraph 1.

Article 4 Responsibilities of the Parties

1.	PayPay and Yahoo shall perform the following roles when implementing PayPay Step.

(1)	PayPay’s Role

(i)	Grant of the PayPay Rewards among PayPay Step to Eligible Users

(ii)	Indication of level of achievement of PayPay Step on the PayPay site and app

(iii)

Promotion of PayPay within and outside the PayPay site (including guiding to the PayPay Step running page from the offer banner, editable frame of the timeline banner, and guidance frame of the payment completion screen or the like of the PayPay site and app)

(iv)	Handling of inquiries related to (i) (customers with inquiries related to Yahoo services are to be directed to Yahoo)

(2)	Yahoo’s Role

(i)	Grant of the Yahoo Rewards among PayPay Step to Eligible Users

(ii)	Creation, operation, and publication with the Yahoo Services of a running page regarding PayPay Step

(iii)	Indication of level of achievement of PayPay Step in the Yahoo Services

(iv)	Promotion of PayPay Step in the Yahoo Services

(v)	Handling of inquiries related to (i) (customers with inquiries related to the PayPay Service, PayPay Bonus, and other services of PayPay are to be directed to PayPay)

2.

PayPay and Yahoo shall consult separately and agree, and determine the following matters and other objectives regarding PayPay Step, and make best efforts to the extent reasonable to achieve those objectives. The content and numerical values of those objectives shall be renewed every quarter and upon any change in the content of PayPay Step, and after each review the parties shall consult and agree on the objectives.

•	Number of customers of the Full Achievement Reward (Online Plus) and Full Achievement Reward (Online Only)

3.

PayPay and Yahoo shall make efforts to the extent reasonable in order to achieve the objectives provided for in the preceding paragraph with respect to the content and frequency of promotions conducted under Paragraph 1, Item 1(iii) and Item 2(iv).

4.

In addition to the provisions of Paragraph 1, if new development becomes necessary, the parties shall consult and agree upon which party will perform that development, in which case the party conducting the development shall bear the necessary costs.

5.

If PayPay and Yahoo intend to alter the content of PayPay Step, they shall make the necessary prior announcements to their respective customers in accordance with the matters determined by consultation and agreement between the parties under the preceding Article.

6.

PayPay and Yahoo shall make efforts such that the high quality of PayPay Step can be maintained, and shall prepare a system that can promptly detect and respond toward rectifying any malfunction after it arises.

7.	Each party shall obtain the prior consent of the other party (including by email) before making any announcement or disclosure to third parties regarding PayPay Step.

Article 5 Obligation of Integrity

Each party has an obligation to the other party to carry out its responsibilities under the preceding Article in good faith.

Article 6 Burden of Costs, etc.

1.

Yahoo shall pay to PayPay the following amount (the “Yahoo Cost Portion”) by the following method; however, the parties may alter the Yahoo Cost Portion in accordance with the actual Yahoo Cost Portion by written agreement following consultation.

(1)	Amount

The difference of the product of the amount of PayPay Bonus granted to Eligible Users by PayPay in connection with the Full Achievement Reward (Online Plus) multiplied by 1 yen (the “Approximate Amount”) less the amount granted to Unauthorized Users (the Actual Amount) (including tax; rounded down to the nearest whole number).

(2)	Method of Payment

PayPay shall calculate the Approximate Amount for the period from 12:00 on the first day of each month to 11:59 on the first day of the following month (the “Cutoff Time”), and report the Approximate Amount to Yahoo by the second business day of the month in which the Cutoff Time falls.

PayPay shall calculate the Yahoo Cost Portion and issue an invoice to Yahoo for that Yahoo Cost Portion by the 15th day of the month after the month in which the Cutoff Time falls.

Yahoo shall pay to PayPay the amount specified in the invoice provided for in the preceding item by the 15th day of the month after the month in which that invoice is received (if that date is a bank holiday, the preceding business day), by a single wire transfer to the account designated by PayPay. Yahoo shall bear any transfer fees.

2.

Other than the Yahoo Cost Portion, each party agrees to bear its own costs with respect to its role in PayPay Step (including the cost of PayPay Bonus granted in rewards that the party is the provider of).

Article 7 Handling of Inquiries, etc.

1.

PayPay shall handle any inquiries, complaints, dispositions, and the like regarding PayPay Rewards and the services of PayPay in connection with PayPay Step from Eligible Users, customers, public authorities, and other third parties (including those directed at Yahoo; however, excluding those arising due to a matter for which Yahoo is responsible), during and after the term of this Agreement, at PayPay’s own responsibility and cost.

2.

Yahoo shall handle any inquiries, complaints, dispositions, and the like regarding Yahoo Rewards and the services of Yahoo in connection with PayPay Step from Eligible Users, customers, public authorities, and other third parties (including those directed at PayPay; however, excluding those arising due to a matter for which PayPay is responsible), during and after the term of this Agreement, at Yahoo’s own responsibility and cost.

Article 8 Intellectual Property Rights

1.

If Yahoo publishes the trademark, trade name, logo, or other marks of the other party on its website or app during the term of this Agreement for the purpose of an announcement or the like related to PayPay Step, it shall do so in accordance with the other party’s instructions.

2.	Yahoo may publish Yahoo’s trademarks, trade name, logos, and other marks on PayPay’s website and app in the manner specified by separate agreement between PayPay and Yahoo.

3.

All ownership and intellectual property rights (meaning patent rights, utility model rights, design rights, copyrights and other rights provided for in Article 2, paragraph 2 of the Intellectual Property Basic Act, and including the rights provided for in Articles 27 and 28 of the Copyright Act with respect to copyright; “Intellectual Property Rights”) with respect to works connected to PayPay Step are attributable to the party that created the work, except for copyright regarding works created based on materials provided by the other party.

Article 9 Disclaimer

If and to the extent that all or part ofthe performance of this Agreement becomes impossible due to a natural disaster, war, civil unrest, riot, terrorism, infectious disease, electricity blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, amendment and abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, guidance, or request by a public authority, or another event not attributable to either party, neither party is liable for non-performance, and is released from its obligations under this Agreement.

Article 10 Delegation to a Third Party

1.	Each party may delegate all or part of its responsibilities under Article 4, Paragraph 1, at its own responsibility and cost, with the prior consent of the other party in writing or by email.

2.

If either party delegates its responsibilities to a third party, it shall impose obligations on that third party equivalent to its obligations under this Agreement, and guarantee the third party delegate’s performance of those obligations to the other party.

Article 11 Handling of Personal Information

If either party is required to handle personal information (meaning personal information as defined in the Act on the Protection of Personal Information, Yahoo! JAPAN IDs, phone numbers, e-mail addresses, communication logs, cookies, and similar data; “Personal Information”) in the course of performing, or in connection with, this Agreement, that party shall handle the Personal Information appropriately and with the due care of a prudent manager, in accordance with the Act on the Protection of Personal Information and the guidelines of competent government agencies, and make efforts to prevent unauthorized access or use of the Personal Information.

Article 12 Confidentiality Obligations

1.

Each party shall maintain as confidential, during the term of this Agreement and for two years thereafter, the content and existence of this Agreement and any materials, data, or other information disclosed or provided by the other party in writing, orally, by electronic or magnetic record, or by any other medium in connection with this Agreement (including, but not limited to, the information specified in Article 2, Paragraph 6 of the Unfair Competition Prevention Act) that is explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, either Party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party; and

(5)	information that the receiving party lawfully receives from a duly authorized third party without assuming any obligation of confidentiality.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees and parent company to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a legal duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written consent of the other party under Paragraph 1 or pursuant to the preceding paragraph, that party shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

Article 13 Elimination of Antisocial Forces

1.

Either party may immediately suspend performance of its obligations under or terminate all or part of the agreements with the other party, including this Agreement, without assuming any liability and without prior notice or demand for cure, if any of the following entities is discovered to be an Antisocial Force (meaning an organized crime group, member of an organized crime group, person that ceased to be a member of an organized crime group within the past five years, associate member of an organized crime group, member of a company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), terrorist, person designated by the government of Japan or another country as subject to sanctions, or similar person or group; “Antisocial Forces”) or to have contributed to an Antisocial Force:

(1)	the other party;

(2)

a special interested party of the other Party (meaning (a) an officer of the other party; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company of the other party; or (e) an officer of (d));

(3)	a material employee or staff member of the other party;

(4)	a major shareholder or major trading partner of the other party; or

(5)	any other person who substantively controls the management of the other party.

2.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

3.	If either party terminates an agreement under this Article, the terminatedparty may not claim damages arising from that termination against the other party.

Article 14 Term

1.

The term of this Agreement is from July 1, 2021 to March 31, 2022. However, unless either party indicates its intention to the contrary in writing at least three months in advance of expiration, this Agreement will automatically extend for a further period of one year, and the same applies thereafter.

2.	If any outstanding debts or obligations exist at the end of this Agreement, this Agreement will continue to apply with respect to those debts and obligations until performance is completed.

Article 15 Termination for Cause; Acceleration, etc.

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend all or part of performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure.

2.

Either Party may immediately suspend all or part of performance of its obligations under or cancel all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other Party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or its payment of taxes and public dues is in arrears and it receives a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	passes a resolution to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes actually insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management or executive organ, due to which the terminating party considers the continuation of this Agreement to be inappropriate.

(7)	breaches any law or ordinance.

3.

If either party is the subject of a suspension of performance or termination of contract under Paragraph 1 or falls under Item 1, Item 3 or Item 5 of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately paid to the other party in cash.

4.

If either party may potentially be the subject of a termination of contract under Paragraph 1 or falls under any item (excluding Item 1, Item 3 or Item 5) of Paragraph 2, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will be accelerated and immediately paid to the other party in cash upon demand by the other party.

5.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 16 Survival

Article 5 (Obligation of Integrity), Article 7 (Handling of Inquiries), Article 11 (Handling of Personal Information), Article 13 (Elimination of Antisocial Forces), Paragraph 2, Article 14 (Term), Paragraph 2, Article 15 (Termination for Cause; Acceleration, etc.), Paragraph 5, this Article (Survival), Article 17 (Separate Consultation), Article 18 (Jurisdiction), and Article 19 (Governing Law) will remain effective after the termination of this Agreement. Article 12 (Confidentiality) will survive as provided for therein.

Article 17 Separate Consultation

The Parties shall consult in good faith to resolve any matter not provided for herein or doubt regarding the interpretation of this Agreement.

Article 18 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the court of first instance over all disputes in connection with this Agreement.

Article 19 Governing Law

The formation, effect, performance and interpretation of this Agreement are governed by the laws of Japan.

In witness whereof, the parties shall prepare an electronic or magnetic record of this Agreement and affix their respective electronic signatures, and each party shall retain that record or a copy thereof. If executed as a paper instrument, this Agreement shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

June 30, 2021	PayPay: 1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Corporation

Representative Director Ichiro Nakayama

Yahoo: 1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

President&CEO Kentaro Kawabe